UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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FIRST MARINER BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Tuesday, May 1, 2007, AT 7:00 A.M.

at

CLARENCE “DU” BURNS ARENA

1301 South Ellwood Avenue

Baltimore, Maryland 21224

The Annual Meeting of Stockholders of First Mariner Bancorp, a Maryland corporation, will be held on May 1, 2007, at 7:00 a.m., local time, at CLARENCE “DU” BURNS ARENA, 1301 South Ellwood Avenue, Baltimore, Maryland 21224 to consider and vote upon:

1.      The election of four directors to serve until the Annual Meeting of Stockholders to be held in 2010, and until their successors are duly elected and qualified.

2.      To consider and act on a stockholder proposal regarding the separation of the positions of Chairman of the Board and Chief Executive Officer.

3.      Any other matters that may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 23, 2007 will be entitled to notice of and to vote at the meeting or any adjournment thereof. Accompanying this notice is a proxy statement and proxy card. Whether or not you plan to attend the meeting, please indicate your choices on the matters to be voted upon, date and sign the enclosed proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed postage-paid return envelope. You may revoke your Proxy at any time prior to or at the meeting by voting at the meeting or by timely and proper delivery prior to the meeting of a duly executed later-dated proxy.

You are cordially invited to attend the meeting in person.

By Order of the Board of Directors,
Eugene A. Friedman
SECRETARY

March 30, 2007

FIRST MARINER BANCORP

1501 South Clinton Street

Baltimore, Maryland 21224

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, May 1, 2007 AT 7:00 A.M.

SOLICITATION AND REVOCATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of First Mariner Bancorp (the “Company” or “Bancorp”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 1, 2007 at CLARENCE “DU” BURNS ARENA, 1301 South Ellwood Avenue, Baltimore, Maryland 21224. The proxy is revocable at any time prior to or at the Meeting by voting at the Meeting or by timely and proper delivery prior to the Meeting of a duly executed later-dated proxy. In addition to solicitation by mail, proxies may be solicited by officers, directors and employees of the Company who will not be specifically compensated for soliciting such proxies. The cost of soliciting proxies will be borne by the Company and may include reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners. Brokers and other persons will be reimbursed for their reasonable expenses in forwarding proxy materials to beneficial owners of the common stock of the Company registered in names of nominees. This proxy material is being sent to the Company’s stockholders on or about March 30, 2007.

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record at the close of business on March 23, 2007 (the “Record Date”) are entitled to notice of and to vote at the Meeting. As of the close of business on that date, there were outstanding and entitled to vote 6,421,225 shares of common stock, $.05 par value (“Common Stock”), each of which is entitled to one vote.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Meeting shall constitute a quorum. The affirmative vote of a majority of all shares voted at the Meeting is sufficient to carry motions presented with respect to Proposals One and Two, described in this Proxy Statement. An abstention or broker non-vote is included for purposes of determining the presence or absence of a quorum for the transaction of business but is not included in calculating votes cast with respect to the Proposals. The Company designates individuals to serve as the Inspectors of Elections for purposes of tallying shares voted who will be present at the Meeting.

All proxies will be voted as directed by the stockholder on the proxy card. A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

•       FOR the nominees for directors named below.

•       AGAINST the stockholder proposal to separate the positions of Chairman of the Board and Chief Executive Officer.

•       If other matters are properly presented at the meeting, persons named as the proxies will have discretion to vote on those matters according to their best judgment.

If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following sets forth information as of the Record Date relating to the beneficial ownership of the Common Stock by (i) each person or group known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock; (ii) each of the Company’s directors and director nominees; and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted below, the persons named in the table have sole investment powers with respect to each of the shares reported as beneficially owned by such person. Except as otherwise noted, the address of each person named below is the address of the Company.

Name and Address	Number of Shares	Percent ofClass (1)
Edwin F. Hale, Sr. (2)	1,412,941	21.21%
Barry B. Bondroff (3)	60,842	*
Thomas L. Bromwell (4)	2,240	*
Edith B. Brown (5)	6,252	*
John Brown III (6)	4,400
Robert Caret (7)	800	*
Joseph A. Cicero (8)	129,505	1.99%
Howard Friedman (9)	31,100
George H. Mantakos (10)	115,704	1.78%
John P. McDaniel (11)	1,000	*
John J. Oliver, Jr. (12)	5,650	*
Patricia Schmoke, MD (13)	4,700	*
Hector Torres (14)	3,200	*
Michael R. Watson (15)	10,335	*
Mark A. Keidel (16)	81,040	1.25%
All directors and executive officers as a group (15 persons)(17)	1,869,709	27.06%
Jeffrey L. Gendell (18)	507,946	7.91%
Tontine Partners, L.P.
Tontine Management L.L.C.
Tontine Financial Partners L.P.
Tontine Overseas Associates, L.L.C
237 Park Avenue
Suite 900
New York, New York 10012
Wellington Management Company, LLP (19)	579,672	9.03%
75 State Street
Boston, Massachusetts 02109
Banc Fund V L.P. (20)	379,109	5.90%
208 S. LaSalle Street
Chicago, Illinois 60604

       (1) Includes shares of Common Stock subject to options held by the named individual, which are exercisable as of or within 60 days of March 23, 2007.

       (2) Includes 11,664 shares in his Individual Retirement Account; and options to purchase 240,000 shares.

       (3) Includes 39,242 shares in his Individual Retirement Account, and 9,450 shares held jointly with his wife; and options to purchase 12,150 shares.

       (4) Includes 40 shares held jointly with his wife, and options to purchase 2,200 shares.

       (5) Includes 2,002 shares owned by her husband in which she may be deemed to have beneficial ownership, and options to purchase 4,250 shares.

       (6) Includes options to purchase 4,100 shares.

       (7) Includes options to purchase 600 shares.

       (8) Includes options to purchase 87,500 shares.

       (9) Includes 40 shares owned jointly with his wife and options to purchase 3,000 shares.

(10) Includes 34,900 shares held in his Individual Retirement Account, and options to purchase 70,000 shares.

(11) Includes options to purchase 500 shares.

(12) Includes options to purchase 5,550 shares.

(13) Includes options to purchase 4,600 shares.

(14) Includes options to purchase 2,600 shares.

(15) Includes 1,535 shares held jointly with his wife and options to purchase 8,800 shares.

(16) Includes options to purchase 43,000 shares.

(17) Includes options to purchase 488,850 shares.

(18) As reported by Jeffrey L. Gendell, Tontine Partners, L.P. (“TP”), Tontine Financial Partners, L.P. (“TFP”), Tontine Management, L.L.C. (“TM”) and Tontine Overseas Associates, L.L.C. (“TOA”) in a Schedule 13D/A, filed June 19, 2002 with the SEC, which reported shared power to vote or direct the vote of the shares. Each of TP and TFP is a private investment limited partnership. TM is the general partner of TP and TFP. TOA is an investment advisor engaging in the purchase and sale of securities on behalf of its clients. Mr. Gendell serves as the managing member of TM and TOA.

(19) As of December 31, 2006, the most recent public information available filed on Schedule 13G/A on February 14, 2007 by Wellington Management Company, LLP (“Wellington Management”). Wellington Management in its capacity as an investment adviser, may be deemed to have beneficial ownership of 579,672 shares of common stock that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class of shares. Wellington Management has shared voting authority over 579,672 shares and shared dispositive power over 579,672 shares. Wellington Management is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

(20) As of December 31, 2006, the most recent public information available filed on Schedule 13G on February 13, 2007 by Banc Fund V L.P. (“Banc Fund V”). Banc Fund V is deemed to have beneficial ownership of 379,109 and has sole voting authority over 379,109 shares and dispositive power over 379,109 shares. The reporting persons include Banc Fund V L.P., Banc Fund VI L.P. and Banc Fund VII L.P.

Proposal One:
ELECTION OF DIRECTORS

The Board proposes the election of the four directors named below, to hold office for a three-year term until the Annual Meeting of Stockholders to be held in the year 2010, or in the case of Edith B. Brown until she reaches the mandatory retirement age of 75, and until the election and qualification of their successors. All of the nominees are currently directors of the Company. The directors whose terms have not expired will continue to serve as directors until the expiration of their respective terms in accordance with the Company’s Charter and By-Laws. It is not contemplated that any of the nominees will become unavailable to serve, but if that should occur before the Meeting, proxies that do not withhold authority to vote for the nominees listed below will be voted for another nominee, or nominees, selected by the Board of Directors. The Board of Directors of the Company recommends that stockholders vote FOR election of all nominees.

Information concerning the persons nominated for election and for those directors whose term of office will continue after the Meeting is set forth below.

Nominees for Election

Term to Expire in 2010

Name	Age	Director Since
Edith B. Brown	73	1998
George H. Mantakos	64	1994
Michael R. Watson	64	1998
Hector Torres	55	2003

Edith B. Brown has been the principal of Edie Brown & Associates since 2000. She is an independent consultant in Public Relations to the state department of tourism, film, arts, sports and entertainment at Centre Management where she served as a director from 1979-2000. Mrs. Brown will be unable to fulfill the full term as a director when she reaches the mandatory retirement age of 75.

George H. Mantakos is Executive Vice President of the Company, and the President of First Mariner Bank, the Company’s bank subsidiary (the “Bank”). Mr. Mantakos previously served as President of the Company and Chief Executive Officer of the Bank. Prior thereto, Mr. Mantakos was a founder and organizer of Maryland Bank, FSB, the predecessor of the Bank.

Michael W. Watson is the President of the International Pilots Association. He was the former President of the American Pilots Association.

Hector Torres is President of the Prosaber Consulting. He was the former Executive Director of the Governor’s Commission on Hispanic Affairs.  He was formerly the Battalion Chief and Public Information Officer of the Baltimore City Fire Department.

Continuing Directors

Term to Expire in 2008

Name	Age	Director Since
Edwin F. Hale, Sr.	60	1995
Barry B. Bondroff	58	1995
Patricia Schmoke, MD	53	1999
John Brown III	59	2002

Edwin F. Hale, Sr. is Chairman and Chief Executive Officer of the Company and of the Bank. He is also the Chairman of the Baltimore Blast Corp., an indoor soccer franchise. Mr. Hale is the former Chairman of the Board and Chief Executive Officer of Baltimore Bancorp, which is now Wachovia Corporation.

Barry B. Bondroff is a Managing Partner for Business Advisory and Consulting, LLC in Baltimore, MD. Prior to that he was the managing officer of Grabush, Newman & Co., P.A. a certified public accounting firm, since 1982. Mr. Bondroff is a member of the American Institute of Certified Public Accountants, and is a former member of the Board of Directors of Baltimore Bancorp.

Patricia Schmoke, MD has been a practicing ophthalmologist since 1982. She is also the president of Metropolitan Eye Care Associates, providing eye care with Baltimore Medical System.

John Brown III is President of M.B.K. Enterprises, Inc. (R. J. Bentleys’ Restaurant) and managing partner of the College Park Professional Center. Mr. Brown is also the former Chairman of the Maryland Stadium Authority.

Term to Expire in 2009

Name	Age	Director Since
Joseph A. Cicero	62	1996
Howard Friedman	41	1999
John J. Oliver, Jr.	61	1997
John McDaniel	64	2006
Robert Caret	59	2006

Joseph A. Cicero is the President of the Company and Chief Operating Officer of the Bank. Mr. Cicero was Maryland Area President of First Union Bank during 1996 and Maryland Area President for First Fidelity Bank from November 1994 to December 1995. Prior thereto, he was Executive Vice President and Chief Financial Officer and Director of Baltimore Bancorp from January 1992 to November 1994.

Howard Friedman has been the Chairman of Circa Capital, since 1997. He is the managing partner of Lanx Capital LLC, a hedge fund advisory firm. From August 2002 to present he has been a member of USADWEB.

John J. Oliver, Jr. has been the CEO and Publisher of the Afro-American Newspapers since 1996.

John McDaniel is Chief Executive Officer of MedStar Health, Inc. a multi-institutional, not-for-profit, health care organization serving Washington, DC, Maryland, Virginia and the mid-Atlantic region.  Mr. McDaniel served as Chairman of the Greater Washington Board of Trade, and is currently a member of the Executive committee for Greater Washington Board of Trade and Federal City Counsel. He is also a member of the Board of Directors for Thrivent Financial for Lutherans, Georgetown University, Washington Real Estate Investment Trust, the Greater Baltimore Committee and the Mary and Daniel Loughran Foundation.

Robert Caret has been the President of Towson University since July 2003.  He was the President of San Jose State University from 1995-2003, and Provost and Executive Vice President of Towson State University from 1991-1995.  He is currently a member of the Board of Directors for CollegeBound Foundation, American Flag Foundation, Baltimore Area Convention and Visitor’s Association, and the Center Club of Baltimore. He is also a member of the Governor’s Workforce Investment Board.

Directors Emeritus

We currently have three Directors Emeritus: Melvin S. Kabik, Governor William Donald Schaefer and Governor Marvin Mandel.

BOARD MEETINGS AND COMMITTEES

GOVERNANCE OF THE COMPANY

Our business, property and affairs are managed by, or, are under the direction of, the Board of Directors, pursuant to the General Corporation Law of the State of Maryland and our By-laws. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chairman, with the President and other Executive Officers, and with key members of management by reviewing materials provided to them and participating in meetings of the Board and its committees.

The Board of Directors and management have been reviewing the corporate governance policies and practices of the Company. This includes comparing our current policies and practices to policies and practices suggested by our outside counsel and other public companies. Based upon this review, we expect to adopt any changes that the Board of Directors believes are the best corporate governance policies and practices for the company. We have adopted changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and any rule changes made by the Securities and Exchange Commission and Nasdaq.

Director Independence

Pursuant to Rule 4350(c) of the Nasdaq Stock Market’s listing standards (the “Nasdaq Listing Standards”), a majority of the Company’s directors must be “independent directors” as that term is defined by Nasdaq Listing Standards Rule 4200(a)(15). The Board of Directors has determined that all of its members are independent and meet the independence requirements of The Nasdaq Listing Standards, except for the management directors, Edwin F. Hale, Sr., Joseph A. Cicero and George H. Mantakos, who are each executive officers of the Company.

A director will be considered independent if he or she:

•       Has not been an officer or employee of Bancorp or any of its subsidiaries within the past three years;

•       Has not received during the current year or any of the past three years any payments from the Bancorp or any of its subsidiaries in excess of $100,000, other than payments for board service, dividends, or loans made in compliance with Regulation O of the Board Governors of the Federal Reserve System, which establishes approval procedures and limits for extensions of credit by banks and their officers and directors. In addition, this prohibition extends to the receipt of payments, other than receipt of compensation to non-executive officers, by a family member of the director;

•       As a member of the Audit Committee, receives no payments for advice or consulting services provided to Bancorp or its subsidiaries other than for board service and does not own more than 10% of Bancorp’s common stock;

•       Has not had a family member who was an executive officer of Bancorp or any of its subsidiaries during the previous three years;

•       Is not, or has not had a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which Bancorp or any of its subsidiaries received payments for property or services in the current or any of the previous three years that exceed 5% of the recipient’s consolidated gross revenues for that year or $200,000, whichever is more, other than payments arising solely from investment in Bancorp’s securities or payments under non-discretionary charitable contribution matching programs;

•       Is not, or has not had a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of Bancorp or any of its subsidiaries, served on the compensation committee of the other entity;

•       Is not, or has had a family member who is, a current partner of Bancorp’s independent auditor, or was a partner or employee of Bancorp’s independent auditor who worked on Bancorp’s audit at any time during any of the past three years; or

•       Does not have any other relationship that the Board determines would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director.

Family members include a director’s spouse, parents, children, and siblings (by blood, marriage, or adoption) and any person living in the director’s home.

In determining director independence, the Board considered the following categories of transactions not discussed below under Certain Relationships and Related Transactions: for Mr. Torres, the Company’s engagement of Mr. Torres to provide certain consulting services, and for Dr. Caret, the Company’s hiring of his wife to serve as the Company’s Director of Training.

Directors Attendance at Annual Meeting

Although the Company does not have a formal policy regarding director attendance at annual stockholder meetings, all directors are encouraged to attend the annual meeting of stockholders and the annual meeting of the Board of Directors. All of the Company’s directors attended the annual meeting on May 2, 2006.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with any member of the Board of Directors of the Company by writing the First Mariner Bancorp Board of Directors, 1501 South Clinton Street, Baltimore, MD 21224. Communications received are distributed to the Chairman of the Board, Chairman of the Audit Committee or other members of the Board as appropriate, depending on the facts and circumstances of the communications.

Committees of the Board of Directors

The Board of Directors has an Executive Committee, an Audit Committee, a Nominating Committee, a Community Action Committee and a Compensation Committee. During 2006, the Board of Directors met eight times, the Audit Committee met five times, the Community Action Committee met four times, the Compensation Committee met three times, and the Nominating Committee and the Executive Committee met once. Each director attended at least 75% or more of all meetings of the Board of Directors and Committees of the Board on which he or she served. A chart of the committee membership is shown below:

Name	Audit	Compensation	Executive	Asset Liability Management	Community Action	Nominating
Barry B. Bondroff	X	Chairman	X	X
Edith B. Brown		X				X
John Brown, III	X					Chairman
Thomas L. Bromwell					X
Robert L. Caret		X				X
Joseph A. Cicero			X	X	X
Howard Friedman
Edwin F. Hale, Sr.			Chairman	Chairman
George H. Mantakos			X	X
John P. McDaniel
John J. Oliver, Jr.					Chairman
Patricia L. Schmoke			X	X
Hector Torres					X
Michael R. Watson	Chairman		X	X

EXECUTIVE COMMITTEE

The Executive Committee has all of the authority of the Board of Directors, acting on the Board’s behalf in between formal meetings, and monitoring the Company’s governance issues. The Executive Committee of the Board of Directors also serves as the Company’s Asset and Liability Management Committee (ALCO).

The Executive Committee in its capacity as the ALCO Committee, reviews reports prepared by management, which includes analysis of interest rate and liquidity risk, capital adequacy, and the performance and quality of the Company’s investment portfolio. The ALCO Committee sets policies which govern interest rate and liquidity risk, capital adequacy, and investment portfolio management. The ALCO Committee meets quarterly and presents reports of its meetings to the full Board.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company is comprised of three independent directors, all of whom have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this proxy statement), as “independence” is defined in the National Association of Securities Dealers’ listing standards and the provisions of the Sarbanes-Oxley Act of 2002 and the final rules adopted by the Securities Exchange Commission (“Final Rules”).

The Audit Committee discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s CEO and CFO which is required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for filings with the Securities and Exchange Commission.

The Board of Directors has determined that Barry B. Bondroff, CPA is a financial expert as defined by Item 401(h) of Regulation S-K of the Exchange Act. Mr. Bondroff meets the standard for independence required by the Final Rules.

The Audit Committee meets with management and independent accountants to review financial results and the quarterly and annual reports, discuss the financial statements, the auditor’s independence and accounting methods, and recommend and review with such accountants and management the internal accounting procedures and controls. The Audit Committee is responsible for engaging the independent public accountants and also reviews, considers and makes recommendations regarding proposed related party transactions, if any. The Audit Committee acts under a written charter first adopted by the Board in 2000, which was amended and restated in 2004. A copy of the Audit Committee Charter can be found on the Company’s website at www.1stmarinerbancorp.com. The Audit Committee Report is included in this proxy statement.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors consists of three members each of whom is independent consistent with Nasdaq’s independent director and listing standards. The Committee reviews and determines salaries and other benefits for executive and senior management of the Company and its subsidiaries, reviews and determines the employees to whom stock based compensation is granted and the terms of such grants, and reviews the selection of officers who participate in incentive and other compensation plans and arrangements. The Compensation Committee acts under a written charter first adopted by the Board in 2004. The charter is available on the Company’s website.

NOMINATING COMMITTEE

The Nominating Committee selects qualified persons as nominees for election by the stockholders to the Company’s Board of Directors. The duties and responsibilities of the Nominating Committee include, among other things:

•       Establish criteria and qualifications for Board membership, including standards for assessing independence.

•       Identify and consider candidates, including those recommended by stockholders and others, to fill positions on the Board, and assess the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board.

•       Recommend to the Board candidates for election or reelection at each annual meeting of stockholders.

In evaluating candidates for nominees for director, the Nominating Committee considers the needs of the Company with respect to the particular talents and experience of its directors. Nominees should have, among other things, the highest ethical standards and integrity; a willingness to act and be accountable for Board decisions; an ability to provide wise, informed and thoughtful counsel to top management on a range of issues; loyalty and commitment to driving the success of the Company; sufficient time to devote to the affairs of the Company; and a history of achievements that reflect high standards for the nominee and others.

The Nominating Committee may identify director nominees through a combination of referrals, including by management, existing Board members, stockholders, direct solicitations and from outside search firms if warranted. Once a candidate has been identified, the Nominating Committee reviews the individual’s experience and background and may discuss the proposed nominee with the source of the recommendation.

The Nominating Committee’s recommendations are presented to the Board of Directors at regularly scheduled meetings. The Nominating Committee will also consider those recommendations by stockholders, which are submitted in writing to the Secretary of the Corporation, giving the recommended candidates name, biographical data and qualifications. It should be noted that a stockholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a stockholder will be approved by the Nominating Committee or nominated by the Board of Directors. A stockholder who desires to nominate a candidate for election may do so only in accordance with the Company’s By-laws. Pursuant to the Company’s By-laws, any stockholder that wishes to submit director nominations should submit advance notice of the proposed nomination to the Secretary of the Company not less than 90 days or more than 120 days prior to the meeting date, provided that if the date of the annual meeting has been changed by more than 30 days from the anniversary of the annual meeting date stated in the previous year’s proxy statement, nominations must be received by the Company not later than the close of business on the tenth day following the public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company’s By-laws.

The Nominating Committee has adopted a Charter, a copy of which is available on the Company’s website. The Nominating Committee consists of three, each of whom is independent consistent with Nasdaq’s independent director and audit committee listing standards.

The Nominating Committee received no security holder recommendations for nomination to the Board of Directors in connection with the 2007 Meeting. All of the nominees for election to the Board at the Meeting are incumbent directors, standing for reelection.

COMMUNITY ACTION COMMITTEE

The Community Action Committee of the Board of Directors of the Company is comprised of four directors. The Committee reviews the compliance of the Company and its subsidiaries and affiliates with the Community Reinvestment Act and the Home Mortgage Disclosure Act and the regulations, rules and guidelines promulgated there under.

DIRECTORS’ COMPENSATION

Directors receive fees for their services, and are reimbursed for expenses incurred in connection with their service as directors. Directors receive $1,500 for each Board meeting attended, $1,500 for each committee meeting other than the audit committee, $750 for each meeting of the Company’s subsidiary Finance Maryland, LLC, consisting of one outside director (John Brown III), and $350 for attending the meeting of the Bank’s Loan Committee, consisting of one outside director (Barry B. Bondroff). The members of the Audit Committee receive $2,500 for each Audit Committee meeting attended. Directors also receive a yearly grant of stock options to purchase 500 shares of common stock and are granted stock options to purchase 100 shares of common stock for each committee meeting they attend. Each committee chairman receives options to purchase 150 shares of common stock for each committee meeting he attends. Directors receive no other compensation for attending meetings and receive no annual retainer.

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards(2)(4)	Option Awards(3)(4)	Non-Equity Incentive Compensation	All Other Compensation		Total
Barry B. Bondroff	47,450	0	6,406	4,036	0	0		57,892
Edith B. Brown	13,000	0	5,292	621	0	0		18,913
John Brown, III	34,900	0	3,899	2,484	0	0		41,283
Thomas L. Bromwell	11,000	0	3,342	621	0	0		14,963
Robert L. Caret	7,500	0	2,785	621	0	0		10,906
Joseph A. Cicero	0	0	0	0	0	0		0
Howard Friedman	8,500	0	2,785	0	0	0		11,285
Edwin F. Hale, Sr.	0	0	0	0	0	0		0
George H. Mantakos	0	0	0	0	0	0		0
John P. McDaniel	6,000	0	2,785	0	0	0		8,785
John J. Oliver, Jr.	15,500	0	3,621	1,863	0	0		20,984
Patricia L. Schmoke	18,000	0	3,899	621	0	0		22,520
Hector Torres	15,500	0	3,899	1,242	0	45,000	(5)	65,641
Michael R. Watson	28,000	0	6,406	3,726	0	0		38,132

(1)             Please see the description of the directors’ fees above

(2)             500 shares of stock options were awarded to each director in May 2006, and directors serving on committees also received options for committee meeting attendance on May 2, 2006, at a grant date fair value of $5.57 per share. All stock options were immediately vested upon issuance.

(3)             Stock options were awarded for committee attendance on November 21, 2006 at a grant date fair value of $6.21 per share. All stock options were immediately vested upon issuance.

(4)             The number of stock options outstanding for each director as of the Record Date, all of which are exercisable, is listed in the footnotes to the Security Ownership of Certain Beneficial Owners and Management Table. The number of stock options held by each director as of December 31, 2006 is the same as the number held as of the Record Date.

(5)             The Company paid Mr. Torres $45,000 for consulting services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, are required to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of any securities of the Company. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company’s directors, executive officers and beneficial owners of greater than 10% of the Company’s Common Stock made all required filings during the fiscal year ended December 31, 2006, except that current reports on Form 4 for Joseph A. Cicero (covering one stock sale), John P. McDaniel (one covering a stock option grant and one covering a stock purchase) and Robert Caret (covering one option grant) were filed late.

COMPENSATION DISCUSSION AND ANALYSIS

The following narrative is intended to provide the Company’s oversight, philosophy, methodology, process and actions relating to compensation of the Company’s Chief Executive Officer and other highly compensated executive officers for the most recent calendar year. Tables provided in the compensation analysis provide details of various compensation actions.

Oversight

The Compensation Committee established by the Board of Directors provides the primary oversight of compensation programs for the Chief Executive Officer (“CEO”) and Named Executive Officers (“NEOs”), as well as the Company’s other executive officers. The Compensation Committee is comprised of Barry Bondroff, Edith Brown, and Robert Caret, all of whom are considered independent directors, meaning none of these individuals maintain a material direct or indirect business relationship with the Company. The Compensation Committee reports on its deliberations and actions to the full Board of Directors on a regular basis. The Compensation Committee generally meets three to four times annually.

Responsibilities of the Compensation Committee includes, among other things, the evaluation and the performance of the CEO and NEOs, as well as other executive officers, the review and approval of compensation levels of the CEO, NEOs, and other executive officers, the evaluation and recommendation of various compensation plans, and the selection and retention of outside compensation consultants and legal experts.

The Compensation Committee met two times in 2006. Meetings topics included review and approval of compensation in accordance with the 2005 short-term incentive plan, base salary review for 2006, approval of short-term incentive plan for 2006, review of outside director and committee compensation, and review and discussion of newly promulgated executive compensation disclosure rules released by the Securities and Exchange Commission during 2006.

The Compensation Committee has met once thus far in 2007. The meeting’s primary purpose was to review and approve compensation in accordance with the 2006 short-term incentive plan, base salary review for 2007, and approval of short-term incentive plan and long-term incentive plan for 2007.

More details relating to the duties and responsibilities of the Compensation Committee are included in its charter, which is available on the Company’s website at www.1stmarinerbancorp.com under the investor relations section.

Compensation Philosophy and Objectives

The Board of Directors understands and values the vital impact that executive management has in achieving success for the Company and the creation of stockholder value, as well as recognizes the highly competitive environment in which the Company must compete for top level executive management. The overall objective in establishing executive compensation is to insure the Company can attract, retain, motivate and reward a high caliber, high performing executive team, which is continually focused on achieving long-term stockholder value.

The compensation philosophy is to provide a comprehensive yet streamlined compensation package for executive officers that both supports retention and motivates performance through an appropriate mix of short-term and long-term compensation and benefit arrangements. The Company seeks to accomplish these goals by paying highly competitive base salaries augmented with significant performance-based incentives. Short term compensation includes both base salary and a performance based cash bonus plan, while long-term incentives are generally in the form of equity based awards which are also performance based. Both cash bonus plans and long-term incentive plans align management’s interests with stockholders by incenting earnings growth and providing significant equity interest in the Company. While the Company does provide other forms of compensation and benefits, such as company paid health care, use of company automobiles or automobile allowance, life insurance, and participation in stock purchase and 401(k) plans for executive officers, the Company believes in emphasizing salary and performance based incentives rather than retirement and other fringe benefits and has greatly minimized these types of arrangements compared to the Company’s peers.

Compensation Process

The Compensation Committee’s process for achieving the objectives and philosophies is a continuous one, and concludes with an annual review of individual and corporate performance of the CEO and NEOs, and approve compensation actions. In addition to meetings to establish compensation levels and approve compensation actions, the Compensation Committee meets during the year to discuss long-term goals, the duties and obligations of the Committee and its charter, and recent developments in executive compensation and disclosure requirements. All compensation arrangements are regularly reviewed by an independent executive compensation consultant

Annually the Compensation Committee establishes compensation in four areas; 1) Base salary; 2) Short-term incentive compensation; 3) Long-term incentive compensation; 4) Retirement and other fringe benefits.

1)              Base Salary—The Compensation Committee reviews base salary levels annually. Base salaries are adjusted based upon the Compensation Committee’s assessment of corporate and individual performance, and comparison to peer groups. The Compensation Committee reviews two peer groups it feels are appropriate given the Company’s size and complexity, as well as its geographic market and local banks that it competes with to attract executive management. Consideration is also given to other forms of incentive compensation and fringe benefits. The Compensation Committee establishes base salary for the CEO independently, while the CEO’s recommendations for base salaries for NEO’s are reviewed and acted upon.

2)              Short-term incentive compensation—The Compensation Committee establishes corporate performance targets each year after discussions are held with management concerning key strategic objectives and financial performance targets. While the Compensation Committee considers management’s recent performance and corporate earnings levels as a basis for future performance, the Compensation Committee believes the annual profit plan for the Company should be the key determinant for performance targets. The Compensation Committee considers net income and earnings per share as the appropriate benchmarks for performance measurement. These established targets become the framework for both short-term and long-term incentive compensation arrangements.

Short-term incentive compensation is generally payable in cash, subject to goal attainment. Payouts are designed to range from 0% to 100% of base compensation for the CEO and 0%-60% for NEOs, with a target of 50% for the CEO and 30% for NEOs based upon achievement of the expected targeted earnings.

As part of its ongoing administration of executive compensation, the Compensation Committee reviews and approves payouts to approved short-term incentive plans. This review and payout typically coincides with the receipt of audited financial statements from the company’s external accounting firm. Payouts are approved after satisfactory achievement of targets prescribed in the approved plan.

3)              Long-term incentive compensation—The Compensation Committee annually reviews long-term compensation arrangements. Long-term incentive compensation is generally equity based, and grants may be in the form of Stock Options, Restricted Stock, or Stock Appreciation Rights. Long-term incentives are awarded based upon the same performance criteria as short-term incentive compensation. Targeted amounts of 50% for the CEO and NEOs are based upon achievement of the expected targeted earnings. Grants earned under long-term compensation plans will generally carry a vesting period of at least three years. The Compensation Committee may consider accelerated vesting under various performance criteria.

4)              Retirement and other benefits—The committee annually reviews retirement and fringe benefits to the CEO and NEOs provided by the Company. Currently these benefits consist of automobiles or automobile allowances, paid health and long-term care insurance, post retirement life insurance benefits, and participation in the Company’s match in the 401(k) plan. The Compensation Committee reviews these arrangements while considering the other forms of compensation discussed above, and its overall philosophy of minimizing these forms of compensation and favoring performance-based incentive compensation.

Compensation Consultant

The Compensation Committee has utilized the services of the firm of Paul, Hastings, Janofsky, & Walker, LLP since 2000 and continued to do so during 2006. This firm has provided research, analysis and recommendations regarding Executive Officer and Board compensation. Detailed services have included defining and establishing an appropriate peer group for the Company, providing comparative market data on compensation levels and programs, specialized guidance relating to long-term equity compensation, and offering “best practices” support to the Compensation Committee to insure a strong Compensation Committee charter and function. Representatives from Paul, Hastings, Janaofsky & Walker, LLP attended one Compensation Committee meeting held in 2006 and one Compensation Committee meeting held in 2007.

Peer Group and Compensation Targets

With the assistance of the outside consulting firm, the Compensation Committee has established two peer groups used to establish a basis for levels of executive compensation, and breath of compensation plans. The first group is a regional list of Bank Holding companies with total assets ranging $1-3 billion operating in metropolitan areas of Maryland, Virginia, and Pennsylvania. These institutions are comparable in size, geographic similarities in their respective markets, and complexity in business operations. While the Compensation Committee does review and consider the profitability and performance of these other institutions, it recognizes that the Company is a relatively new company compared to most of the financial institutions in the group, and its performance levels in return on assets and return on equity may be influenced significantly by the age of the peer group. A second peer group of larger local institutions is also considered, as the Compensation Committee believes these are the institutions with which the Company directly competes for executive management.

The publicly reported compensation data for both peer groups are compared for the Chief Executive Officer, and the three highest paid executive officers. While the committee reviews each component of compensation for the peers (i.e. base salary, bonuses), it focuses on the overall total compensation that would include all forms of compensation.

The same criteria in determining the peer group has been in place for several years, however several institutions have added or replaced due a change in size, relevance, or being acquired or merged into larger institutions.

The peer groups selected by the Company for comparison purposes in 2006 include:  Cardinal Financial Corporation, Community Banks, Inc., FNB Corporation, KNBT Bancorp, Inc., Parkvale Financial Corporation, Pennsylvania Commerce Bancorp, Inc., Royal Bancshares of Pennsylvania, Inc., Sandy Spring Bancorp, Inc., TowneBank, Univest Corporation of Pennsylvania, Virginia Commerce Bancorp, Inc., Provident Bankshares and Susquehanna Bankshares.

Relationship Between Our Performance and Executive Compensation

The Compensation Committee believes that the compensation paid to executive officers should be closely tied to our performance on both a short-term and long-term basis, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success. Accordingly, compensation is structured to ensure that a significant portion of compensation opportunity will be directly related to enhancing our overall financial performance.

Compensation Elements

Base Salary

Base salary is a key element of executive compensation as it provides a consistent level of monthly income. In establishing base salaries, the Compensation Committee considers for all executive officers (1) the executive’s qualifications, skill, and experience; (2) the executive’s scope of responsibilities, (3) the goals and objectives of the Company and its strategic initiatives; (4) the executive’s past performance; and (5) compensation levels of the peer groups. Additionally, for the CEO, Mr. Hale’s stature in the industry and public and community stature are considered.

In 2006, the review of the above factors produced the following changes in base salaries:

		Base Salary		Percentage
Name	Title	2005	2006	Increase
Edwin F. Hale, Sr.	Chaiman & Chief Executive Officer	504,000	550,000	9.13%
Joseph A. Cicero	President & Chief Operating Officer	260,000	270,000	3.85%
George H. Mantakos	Executive Vice President	230,000	240,000	4.35%
Mark A. Keidel	EVP and Chief Financial Officer	175,000	200,000	14.29%

These changes reflect the overall goals of paying a highly competitive base salary, consistent with the Company’s overall compensation philosophy, after considering the factors listed above.

Short-Term Incentives

Payouts awarded in 2006 are shown in the table below, and reflect the amounts earned under the previously approved 2005 short-term incentive program. These payments were made in cash in accordance with the plan.

Name	Title	Annual Incentive
Edwin F. Hale, Sr.	Chaiman & Chief Executive Officer	$418,320
Joseph A. Cicero	President & Chief Operating Officer	$106,600
George H. Mantakos	Executive Vice President	$123,750
Mark A. Keidel	EVP and Chief Financial Officer	$72,625

The payouts listed were derived by the formula based plan with net income being the key performance element. The target payout was based upon attainment of the $7.224 million, which represented an 18% increase over 2004 net income for the company. Actual net income for 2005 was $7.822 million, 6% above the target and 28% above 2004 net income. Targeted payouts were 80% of base salary for the CEO and 40% for NEO’s. In addition to absolute net income, the committee also considers other factors such as the quality of earnings, material unplanned or non-recurring events which impacted reported net income, attainment of growth objectives, and satisfactory regulatory compliance. While the bonus levels are based upon net income, the payout is entirely at the discretion of the Compensation Committee and the Board of Directors. Beginning in 2007, the determination of all compensation actions now coincides with the receipt of a satisfactory financial statement audit and a review of all audit related correspondence from the Company’s external audit firm.

There were no payouts awarded in 2007 under the previously approved 2006 short-term incentive program, as performance levels (net income) were below the minimum levels to trigger any amounts earned under the plan. Actual net income reported for 2006 totaled $1.924 compared to the minimum required level of net income under the plan of $7.8 million. The Compensation Committee considered the restructuring of the Company’s investment portfolio to be a material unplanned event that reduced net income approximately $2.022 million after tax effect. Earnings considering these adjustments, however, were still below the level needed to award any payout under the plan.

Long-Term Incentives

Historically, the Compensation Committee awarded long-term incentives on a discretionary basis. These awards were in the form of stock options. The Compensation Committee generally targeted a fair value of options granted (value determined by option valuation models such as Black Scholes) equal to 20% of base salary. These awards were generally granted every two years. The Compensation Committee made such awards in 2005, which were intended to cover the 2005 and 2006 calendar years. Therefore, there were no long-term incentives or equity awards paid or granted in 2006.

For 2007, the Compensation Committee established performance goals to be reached by the Chief Executive Officer and other NEOs to be eligible to receive a level grant of restricted shares of the Company’s common stock pursuant to the Company’s 2004 Long Term Incentive Plan (the “Plan”). Conditions to receive the restricted shares are twofold: (1) The Company achieving certain earnings targets over a three-year period, and (2) continued employment. Attainment of these targets in all three years would trigger an award of restricted shares under the Plan currently equal to 50% of base pay for the Chief Executive Officer and the other named executive officers. Grants would be made annually over a three-year period and are subject to a one year vesting.

Retirement and Other Benefits

The compensation philosophy outlined earlier describes the Company’s view regarding retirement and other benefits. The Compensation Committee annually reviews the various benefit plans for appropriateness within the framework of the overall compensation philosophy.

Regular benefits include participation in the benefit plans available to all employees including the 401(k) Plan, and Employee Stock Purchase Plan (NEOs only). Also included are post employment life insurance benefits of $100,000 for the CEO and NEOs, and either a company provided automobile or an automobile allowance.

During 2006, the Compensation Committee approved the addition of employer paid long-term care insurance for the CEO and other NEO’s. The benefit includes the payment by the Company of the annual premium for 10 years (provided the executive remains employed in good standing). The Compensation Committee believed this benefit was consistent with its philosophy as its cost is fixed, relatively affordable, and is only provided while the executive is employed.

The Compensation Committee believes all of the components listed above are consistent with its philosophy of providing a competitive compensation structure that has substantial performance-based components.

Accounting and Tax Considerations

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m). Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Our stock option grant policies have been impacted by the implementation of SFAS No. 123R, “Share-Based Payment (Revised 2004)”, which we adopted on January 1, 2006. Prior to that date, employee compensation expense under stock option plans was reported only if options were granted below market price at grant date in accordance with the intrinsic value method of Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Because the exercise price of the Company’s employee stock options always equaled the market price of the underlying stock on the date of grant, no compensation expense was recognized on options granted. SFAS 123R eliminates the ability to account for stock-based compensation using APB 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the measurement date, which, for the Company, is the date of the grant. Details related to the adoption of SFAS 123R and the impact to the Company’s financial statements are discussed in Note 11 to the Consolidated Financial Statements included in the accompanying Annual Report on Form 10-K under the heading “Stock Options”.

We have structured our change in control agreements to minimize income tax penalties that could be imposed on us and/or the executive under Section 280G of the Internal Revenue Code. Under Section 280G, an excise tax is imposed on an executive officer who receives payments that are deemed to be contingent on a change in the ownership or effective control of the Company to the extent they exceed 2.99 times the executive’s “annualized includable compensation for the base period” (i.e., the average annual compensation that was includable in his or her gross income for the last five taxable years ending before the date on which the change in control occurs). In addition, the Company is not entitled to treat such excess as compensation expense for federal income tax purposes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this definitive proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

SUBMITTED BY THE COMPENSATION COMMITTEE OF FIRST MARINER

BANCORP BOARD OF DIRECTORS

Barry B. Bondroff, Chair

Edith B. Brown

Robert Caret

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As stated above, the Compensation Committee of the Board consists of Barry Bondroff, Edith Brown and Robert Caret, who are non-employee directors and have no interlocking relationship or insider participation as defined by the Securities and Exchange Commission. None of the Company’s executive officers serves on the Board of Directors or compensation committee of a company that has an executive officer that serves on the Company’s Compensation Committee. No member of the Company’s Board is an executive officer of a company in which one of the company’s executive officers serves as a member of the Compensation Committee of that company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid by the Company to the Chief Executive Officer of the Company, Chief Financial Officer, and the three most highly compensated other executive officers for 2006 (“the Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards	Option Awards	Non Equity Incentive Plan Compensation (2)	Changes in Pension Value & Nonqualified Defered Compensation Earnings	All other Compensation (7)		Total
Edwin F. Hale, Sr.	2006	$550,000	$151,250	—	—	—	—	$19,931	(3)	$721,181
Chairman of Board Chief Executive Officer
Joseph A. Cicero	2006	$270,000	—	—	—	—	—	$19,035	(4)	$289,035
President and Chief Operating Officer
George H. Mantakos	2006	$240,000	$20,000	—	—	—	—	$16,748	(5)	$276,748
Executive Vice President President of First Mariner Bank
Mark A. Keidel	2006	$200,000	—	—	—	—	—	$11,882	(6)	$211,882
Executive Vice President Chief Financial Officer

(1)             Bonus for prior years were previously reported in this column. Under current reporting rules, however, only purely discretionary or guaranteed bonuses are disclosed in this column. Bonus amounts awarded under the Company’s performance plans are reported in the Non Equity Incentive Plan Compensation Column.

(2)             The amount of this column relates to awards earned under the 2006 Executive Incentive Plan. No awards were granted in 2006 or 2007 under the 2006 Executive Incentive Plan.

(3)             For Mr. Hale: auto allowance—$1,348, imputed value of life insurance benefit—$1,628, Company contribution to 401(k)—$2,891, Company paid premiums for long-term care insurance—$2,561 and security provided to Mr. Hale—$11,503.

(4)             For Mr. Cicero: auto allowance—$9,325, imputed value of life insurance benefit—$1,990, Company contribution to 401(k)—$5,638, and Company paid premiums for long-term care insurance—$2,082.

(5)             Mr. Mantakos: auto allowance—$6,401, imputed value of life insurance benefit—$2,602. Company contribution to 401(k)—$5,638, and Company paid premiums for long-term care insurance—$2,187.

(6)             For Mr. Keidel: auto allowance—$6,000, imputed value of life insurance benefits—$332, Company contributions to 401(k)—$4,421, and Company paid premiums for long-term care insurance—$1,087.

(7)             The amounts listed above do not include non equity incentive plan compensation earned in 2005 and paid in 2006 which is disclosed in the section of the Compensation Discussion and Analysis on short-term incentives.

EMPLOYMENT ARRANGEMENTS AND AGREEMENTS

The Bank has a key man life insurance policy on Mr. Hale in the amount of $3,000,000.

The Company and the Bank are parties to an Employment Agreement with George H. Mantakos dated May 1, 1995, pursuant to which Mr. Mantakos is employed as the President of the Bank. The agreement provides for an annual salary of $125,000, which may be adjusted on the anniversary date of the agreement to an amount to be approved by the Board of Directors. Mr. Mantakos is entitled to participate in any management bonus plans established by the Bank and to receive all benefits offered to employees. Mr. Mantakos will, at the discretion of the Chairman, have the opportunity to receive a bonus in a maximum amount of $20,000 per year. The Compensation Committee is empowered to grant a larger bonus to Mr. Mantakos. Mr. Mantakos receives the use of an automobile provided by the Bank. The term of the Employment Agreement is one year, expiring May 1, 2007 and, if not terminated within 90 days of its termination date, is automatically renewed for one additional year, provided, however, that the Board of Directors of the Bank may terminate the agreement at any time. In the event of involuntary termination for reasons other than gross negligence, fraud or dishonesty (or in the event of the material diminution of or interference with Mr. Mantakos’ duties, or a change of control of the Bank), the Bank is obligated to pay Mr. Mantakos his salary through the remaining term plus additional severance equal to the then current annual salary, but not less than $110,000. In such event, Mr. Mantakos is permitted to exercise all options, and warrants held by him, and the Company is obligated to purchase all of the Common Stock owned by Mr. Mantakos at the time of the involuntary termination and all of the Common Stock owned by him after he exercises all of his options and warrants.

The salaries proposed to be paid in 2007 to the Company’s named executive officers are as follows:  Mr. Hale, $580,000; Mr. Cicero, $285,000; Mr. Mantakos, $255,000; and Mr. Keidel, $215,000,  In addition to salary, compensation in the forms described in the notes to the Summary Compensation Table above may also be earned in 2007.

2006 Short-Term Incentive Program

As mentioned above, the Company adopted a 2006 short-term incentive program to reward executives when the Corporation attains certain performance goals. The following table provides information about grants made in 2006 under the 2006 short-term incentive program and the amounts that could have been earned in 2006 and paid in 2007 pursuant to those grants. The named executive officers did not earn and were not paid any amounts pursuant to these awards because the 2006 performance goals were not met.

Grants of Plan-Based Awards

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Year	Threshold ($)	Target ($)	Maximum ($)
Edwin F. Hale, Sr.	2006	$110,000	$330,000	$550,000
Joseph A. Cicero	2006	27,000	$81,000	$135,000
George H. Mantakos	2006	26,000	$78,000	$130,000
Mark A. Keidel	2006	20,000	$60,000	$100,000

No stock options were granted during 2006 to the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year End (1)

The following table shows outstanding equity awards to the Named Executive Officers at December 31, 2006. All options were granted at the then existing market price for a term of ten years.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Edwin F. Hale, Sr.	10,000	8.6875	11/21/09
	10,000	5.625	03/08/10
	40,000	5.50	01/22/11
	50,000	10.45	01/16/12
	70,000	11.68	01/15/13
	60,000	17.77	01/24/15
Joseph A. Cicero	7,500	5.625	03/08/10
	15,000	5.50	01/22/11
	15,000	10.45	01/16/12
	20,000	11.68	01/15/13
	30,000	17.77	01/24/15
George H. Mantakos	5,000	5.625	03/08/10
	10,000	5.50	01/22/11
	15,000	10.45	01/16/12
	17,500	11.68	01/15/13
	22,500	17.77	01/24/15
Mark A. Keidel	3,000	6.25	6/4/2010
	5,000	5.50	1/22/2011
	7,500	10.45	1/16/2012
	12,500	11.68	1/15/2013
	15,000	17.77	1/24/2015

(1)          All outstanding equity awards were issued under Bancorp’s 1996, 1998, and 2002 stock option plans and 2004 long-term incentive plan and are currently all vested and exercisable.

Option Exercises and Stock Vested

The following table shows exercises of stock options by the Named Executive Officers during 2006 and the value realized by them upon exercise.

Name	Number of Shares Acquired on Exercise (#)		Value Realized Upon Exercise ($)(1)
Edwin F. Hale, Sr.	132,000		$1,310,760
Joseph A. Cicero	16,500	(2)	163,350
George H. Mantakos	11,000	(3)	109,120

(1)          Value is determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise. These options were granted in 1996 and would have expired in 2006 had they not been exercised.

(2)          Mr. Cicero was issued a total of 8,568 shares pursuant to a cashless exercise of 16,500 options, based on an exercise price of $9.09 and a market price of $18.99 on the date of exercise.

(3)          Mr. Mantakos was issued a total of 5,740 shares pursuant to a cashless exercise of 11,000 options, based on an exercise price of $9.09 and a market price of $19.01 on the date of exercise.

Equity Compensation Plans

First Mariner Bancorp 2004 Long Term Incentive Plan

The First Mariner Bancorp 2004 Long Term Incentive Plan was approved by the Company’s Board of Directors and stockholders and will continue in effect until March 16, 2014, unless earlier terminated. The plan provides equity-based compensation incentives through the grant of nonqualified stock options, incentive stock options, stock appreciation rights and restricted shares (“Awards”). Select employees, officers, directors, advisors, and consultants of the Company and its affiliates are eligible to receive awards under the plan. The plan reserved 500,000 shares of the Company’s common stock for issuance of Awards, as adjusted for stock splits and other similar reclassification events. Options and stock appreciation rights must be granted at not less than fair market value on the date of grants (110% of the fair market value in the case of incentive stock options granted to participants who own more than 10% of the Company’s shares on the grant date). An option granted under the plan generally expires on the 10th anniversary of the date the option was granted.

First Mariner Bancorp 2003 Employee Stock Purchase Plan

The First Mariner Bancorp 2003 Employee Stock Purchase Plan was approved by the Company’s Board of Directors and stockholders and will continue to be in effect until July 1, 2013, unless earlier terminated. Under the plan, qualified employees may purchase shares of the Company’s common stock through payroll deduction at a discount from market price, without incurring trading fees. The plan contemplates the grant of options to purchase shares of Common Stock to eligible employees of the Company and its subsidiaries. The total number of shares of Common Stock that may be issued under the plan cannot exceed 100,000 shares, as adjusted for stock splits and other similar reclassification events. Offerings to participants of options to purchase shares will be made each calendar quarter. The exercise price for each share purchased under the plan will not be less than 90% of the fair market value of the common stock on the last business day of the calendar quarter of each offering (“Offering Termination Date”). An option granted to a participant will be deemed to have been exercised automatically on the Offering Termination Date applicable to such option. No participant may be granted an option to purchase shares under the plan if such participant, immediately after the option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary. Additionally, no participant may be granted an option which permits his or her right to purchase shares under the plan, and any other stock purchase plan of the Company, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such an option is outstanding at any time. In 2006, Mr. Cicero, Mr. Mantakos, and Mr. Keidel acquired 378 shares under the plan.

First Mariner Bancorp 2002 Stock Option Plan

The First Mariner Bancorp 2002 Stock Option Plan was approved by the Company’s Board of Directors and stockholders and will continue to be in effect until January 22, 2012, unless earlier terminated. The plan provides equity-based compensation incentives through the grant of stock options to directors, executive officers, key employees and consultants of the Company. The plan has reserved 250,000 shares of the Company’s common stock for issuance of stock options, as adjusted for stock splits and other similar reclassification events. Options granted under the plan may be either nonqualified or incentive stock options. Incentive stock options must be granted at not less than fair market value on the date of grants (10% of the fair market value in the case of incentive options granted to participants who own more than 10% of the Company’s shares on the grant date). An option granted under the plan generally expires on the 10th anniversary date the option was granted.

Potential Payments upon Termination

The following table summarizes the payments to which the Named Executive Officers are entitled upon termination of employment in different, specific circumstances under their employment agreements, option plans, and the change in control agreements assuming a termination at December 31, 2006. Benefits payable under the Compay’s 401(k) plan is not included.

	Edwin F. Hale, Sr.	Joseph A. Cicero	George H. Mantakos	Mark A. Keidel
Termination without a Change in Control:	0	0	0	0
Termination by Bancorp with Just Cause	0	0	0	0
Termination by Bancorp without Just Cause or by executives with Good Reason (1)	0	0	$340,000	0
Termination in Connection with a Change in Control:
Change in Control Agreements (2)	$2,590,028	$1,078,873	$1,029,889	$526,315
Health and Welfare Benefits (3)	$7,674	$4,648	$4,546	$680

(1)          Represents the remaining portion of Mr. Mantakos’ salary (until May 1st of each year) plus one year’s salary.

(2)          Consists of 2.99x base compensation for Messrs. Hale, Cicero and Mantakos and 1.99x base compensation for Mr. Keidel. Base compensation shall mean the greater of (i) the Employee’s annual salary computed at the annual rate in effect immediately before payment, or (ii) the amount paid to the employee during the 12-month period preceding the sale of the Company, divided by twelve and the average bonus paid over the past three years under the Company’s executive management bonus plan.

(3)          Represents the cost of providing group healthcare, life insurance, and long-term disability for a maximum period of twelve months.

CHANGE IN CONTROL AGREEMENTS

As disclosed above, the Company has entered into Change in Control Agreements with Messrs. Hale, Mantakos, Cicero, and Keidel.

The agreements provide severance payments to these executives should a change in control result in a loss of employment, or a significant change in his or her employment. Under the agreement Messrs. Hale, Mantakos, and Cicero would be entitled to severance payments equal to 2.99 times annual compensation, while Mr. Keidel would receive 1.99 times his annual compensation.

RETIREMENT SAVINGS

The Company maintains a defined contribution plan, which was established in 1997. The plan covers the Company’s employees meeting a certain age and service eligibility requirements. The plan provides for cash deferrals qualifying under Section 401(k). The Company makes matching contributions to the plan, consisting of a 50% matching for the first two percent contributed by the employee and 25% matching for the next four percent contributed by the employee. The Company’s contributions to the plan for Messrs. Hale, Cicero, Mantakos and Keidel are set forth in Note (3) to the Summary Compensation Table.

OTHER BENEFITS

The Company provides life insurance benefits to Messrs. Hale, Mantakos, Cicero and Keidel in an amount equal to two times base annual salary during their employment up to a maximum of $300,000. The Company has agreed to provide post-employment life insurance benefits for these executives of $100,000, subject to a predetermined vesting schedule. The Company also has obtained long-term care insurance for the CEO and other named executive officers.  The benefit includes the payment by the Company of the annual premium for 10 years (provided the executive remains employed in good standing).

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is comprised of three independent directors (as independence is defined in the National Association of Securities Dealers’ listing standards and the Final Rules). The Audit Committee is responsible for overseeing the Company’s accounting functions and controls, as well as engaging an Independent Registered Public Accounting Firm to audit the Company’s financial statements. The Board of Directors has adopted a charter for the Audit Committee (the “Charter”) to set forth its responsibilities.

As required by the Charter, the Audit Committee received and reviewed the report of Stegman & Company regarding the results of their audit, as well as the written disclosures and the letter from Stegman & Company required by Independence Standards Board Standard No. 1. The Audit Committee reviewed and discussed the audited financial statements with the management of the Company. A representative of Stegman & Company also discussed with the Audit Committee the independence of Stegman & Company, as well as the matters required to be discussed by Statement of Auditing Standards 61. Discussions between the Audit Committee and the representative of Stegman & Company included the following:

•       Stegman & Company’s responsibilities in accordance with generally accepted auditing standards;

•       The initial selection of, and whether there were any changes in, significant accounting policies or their application;

•       Management’s judgments and accounting estimates;

•       Whether there were any significant audit adjustments;

•       Whether there were any disagreements with management;

•       Whether there was any consultation with other accountants;

•       Whether there were any major issues discussed with management prior to Stegman & Company’s selection;

•       Whether Stegman & Company encountered any difficulties in performing the audit;

•       Stegman & Company’s judgments about the quality of the Company’s accounting principles;

•       Stegman & Company’s responsibilities for information prepared by management that is included in documents containing audited financial statements.

In addition, the Audit Committee must:

•       Pre-approve audit and permissible non-audit services provided by Stegman & Company either on an engagement by engagement basis, or pursuant to established policies and procedures;

•       Disclose in appropriate filings the fees paid to Stegman & Company categorized as Audit Fees, Audit Related Fees, Tax Fees and All Other Fees for the past two (2) years;

•       Ensure Compliance with Regulation FD, Regulation G and Regulation BTR;

•       Ensure that the Audit Committee has as a member qualified as an Audit Committee Financial Expert.

Based on its review of the financial statements and its discussions with management and the representative of Stegman & Company, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, to be filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF FIRST MARINER

BANCORP BOARD OF DIRECTORS

Michael R. Watson, Chair

Barry B. Bondroff

John Brown III

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions since January 1, 2006

The Company has had in the past, and expects to have in the future, banking transactions in the ordinary course of business with directors and executive officers on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other unaffiliated persons and, in the opinion of management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features.

During 2006, we leased from Hale Properties, LLC, a company owned by Edwin F. Hale, Sr., CEO of the Company, 34,500 square feet of general office space at 1516 Baylis Street, Baltimore, Maryland, which housed a significant portion of the Company’s servicing and operations units. We paid $209,000 in rent expense on this location in 2006. We vacated a substantial majority of this space before the end of 2006, moving our operational divisions into the new executive office tower on South Clinton Street and into our old executive office building on Boston Street.

We also leased 18,400 square feet of storage space and disaster recovery facilities at two other locations owned by Mr. Hale. In 2006, we paid $86,000 in rent for these facilities. During 2006 we vacated the storage facility.

In June of 2006, we moved our executive offices and various operational departments into a new building owned by Canton Crossing Tower, LLC, an entity owned by Mr. Hale. We currently lease approximately 75,500 square feet of the building from Mr. Hale’s company and paid $1.091 million in rent on this location in 2006. This building is adjacent to the former headquarters building at 3301 Boston Street. The additional space will be utilized for growth.

The Company sponsors the activities of the Baltimore Blast, a professional soccer team owned by Mr. Hale. The Company paid approximately $176,000 for a sponsorship package which includes printed material and Company banners displayed at Baltimore Blast games, prize giveaways, free tickets, and employee recognition nights. We have a letter of credit with the Baltimore Blast in the amount of $400,000 that is secured by cash.

We have obtained the naming rights to the major indoor sports/entertainment facility in Baltimore from Mr. Hale who obtained them from the City of Baltimore. We pay Mr. Hale $75,000 per year for the naming rights, which is the same as Mr. Hale pays the City of Baltimore. We have a letter of credit with the City of Baltimore in the amount of $375,000 securing performance under the contract.

We have a letter of credit with Canton Crossing, LLC, a limited liability company wholly owned by Mr. Hale for $363,000 that is secured by cash.

Review, Approval and Ratification of Related Party Transactions

All related party transactions are subject to review by management and the Audit Committee and approved by the full Board of Directors. We believe that the terms for all related party transactions set forth above are at least as favorable as those that could be obtained from a third party.

NASDAQ Listing Standards Rule 4350(h) requires the Company to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and further requires all such transactions to be approved by the Company’s Audit Committee or another “independent body” of the Board of Directors. The term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company.

In addition, federal and state banking laws impose review and approval requirements with respect to loans made by the Bank to its directors and executive officers and their related interests. The paragraphs that follow contain only a summary of these laws and are qualified in their entirety by the statutory text and the text of any related regulations.

Under the Federal Reserve Board’s Regulation O, the Bank is prohibited from making any loan to any of its directors or executive officers or the directors or executive officers of the Company in amounts that exceed (i) the excess of the greater of $25,000 or 5% of the Bank’s capital and unimpaired surplus or (ii) $500,000 (taking into account all loans to the insider and his or her related interests), unless the loan is approved by the Bank’s Board of Directors (with the interested party abstaining). Loans to the directors and executive officers of the Company’s other subsidiaries are not subject to these approval requirements as long as the Bank’s Bylaws or its Board of Directors exempts such person from participating in policymaking functions of the lending institution and such person does not in fact participate, the subsidiary does not control the lending institution, and the assets of the subsidiary do not constitute more than 10% of the consolidated assets of the Company (determined annually).

Section 5-512 of the Financial Institutions Article of the Maryland Code requires the Board of Directors of the Bank to review and approve all non-commercial loans to directors of the Bank and their partnerships and corporations, all loans to executive officers of the Bank and their partnerships and corporations, and all non-consumer loans to employees of the Bank and their partnerships and corporations.

The Company and the Bank have adopted written policies and procedures to ensure compliance with the foregoing restrictions. The Company has a written Code of Conduct and Ethics, approved by the Board of Directors, which addresses, among other things, related party transactions. The Code applies to all directors, officers and employees. The Code requires all covered persons and entities not to pursue any personal interests that might conflict with, or appear to conflict with, the interests of the Company. The Company’s Audit Committee is responsible for determining if any executive officer or director has violated the Code, and is also responsible for granting waivers under the Code. Additionally, the Company has adopted an Executive Code of Conduct and Ethics that addresses (i) “blackout period” prohibitions on trading in the Company’s securities; (ii) prohibitions against insider trading; (iii) corporate opportunities; and (iv) the policy regarding loans to insiders.

To identify related persons and entities, the Company requires directors and executive officers to complete a Directors’ and Officers’ Questionnaire annually. This information is utilized to identify real or potential transactions in which conflicts of interest covered by the Code of Conduct and Ethics may arise.

Proposal Two:
STOCKHOLDER PROPOSAL RELATING TO SEPARATION OF POSITIONS OF CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

Mr.  John F. Maas, 9169 Bonnie Briar Circle, Charlotte, NC, 28277 the beneficial owner of 3796.4 shares of common stock, has advised the Company that he plans to introduce the following resolution at the Meeting:

RESOLVED:

The shareholders of First Mariner Bancorp (FMB) urge the Board of Directors to adopt a policy that the Chairman of the Board and Chief Executive Officer be two different individuals and the Chairman be an independent director, elected by the directors

SUPPORTING STATEMENT

In May 2006 this proposal received 43.59% of the votes cast.

During 2005, 2004, and 2003 as reported in FMB’s proxy statement and 10K, the Chairman/CEO and entities affiliated with him have received amounts of more than $21,959,494, $2,674,638 and $2,552,939. This does not include various Option grants awarded during this time period

On 1/5/04, the closing stock price was $18.59. On 10/13/06 the closing stock price was $19.98. This represents an annualized return of 2.63%.

In my opinion, the purpose of the Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the CEO. I believe that a separation of the roles of Chairman and CEO will promote greater management accountability to shareholders. An independent Chairman will strengthen the Board’s integrity and improve oversight and management.

Chancellor William B. Chandler III of Delaware Chancery Court in his August 2005 decision involving Disney pointed out a problem that can arise when the two positions are not separate. The judge stated, “Eisner stacked his (and I intentionally write ‘his’ as opposed to ‘the company’s’) board of directors with friends and other acquaintances who, though not necessarily beholden to him in a legal sense, were certainly more willing to accede with his wishes and support him.”

Institutional investors have found that a strong objective board leader can best provide the necessary oversight of Management. CalPERS’ Corporate Governance Core Principles and Guidelines states that “the independence of a majority of the Board is not enough” and that “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.” (CalPERS’ Corporate Governance Core Principles & Guidelines: The United States April 13, 1998, III.A)

The Baltimore Business Journal reported on 4/9/2004

“When companies do business with firms owned by an officer or board member, it is known as a “related party transaction.” The practice isn’t uncommon, but it is receiving increased scrutiny from shareholder advocates who feel it may serve management’s interests, not those of shareholders.

Institutional Shareholder Services said in a report last year that Hale’s involvement in “related party transactions” negatively affected First Mariner’s corporate governance ranking…

Last year, First Mariner, founded in 1995, ranked in the lowest third of about 22,000 public companies ISS surveyed on their corporate governance practice.

Andrew Grove, former Chairman of Intel Corporation, stated “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he is an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?” (Business Week, November 11, 2002).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS

The Board strongly endorses the view that one of its primary functions is to protect stockholders’ interests by providing independent oversight of management, including the CEO. However, the Board does not believe that mandating a particular structure, such as a separate chairman and CEO, is necessary to achieve effective oversight.

The same proposal has been submitted by Mr. Maas for each of the last five years. The stockholders of the Company defeated a similar proposal submitted by Mr. Maas at the 2006 annual meeting, rejecting it by more than a majority of shares voted by stockholders. The Board of Directors continues to believe that the proposal is not in the best interests of the Company or its stockholders. The Board believes that our Company is best served by having Mr. Hale, who is also a large stockholder, serve as both Chairman and Chief Executive Officer. In this manner, the Chairman, whose interests, in the opinion of the Board, are aligned with the interest of the public stockholders, acts as a bridge between the Board and the operating organization and provides critical leadership for strategic initiatives.

Under Mr. Hale’s direction, the Company has achieved significant growth and success, Mr. Hale has been an integral part of that success. Mr. Hale spearheads the Company’s sales and marketing efforts, actively participating in the Company’s marketing strategies and serving as spokesman in the Company’s radio and television advertising. Through Mr. Hale’s efforts, the Company has enjoyed substantial name recognition in the Baltimore Metropolitan area, and has grown to be one of the largest bank holding companies headquartered in Maryland. Through his leadership of the Bank, as well as other public civic and private endeavors, Mr. Hale has become a very visible and respected business leader in the Bank’s operating area.

Mr.  Hale has also been a critical factor in the Company’s success in raising capital to support its continued growth. In the Board’s opinion, Mr. Hale’s banking experience and credibility in the capital markets has been instrumental in successful capital raising efforts in 1995, 1998, 2001, 2002, 2003, 2004 and in the fourth quarter of 2005, all of which have supported the Company’s continued growth.

The Board of Directors believes that independent oversight of management is effectively conducted and maintained through the Board. In fact, 11 of the 14 current directors are independent directors and the Chairman has no greater nor lesser vote on matters considered by the Board than any other director.

Moreover, in addition to the full Board, all various committees of the Board are comprised by a majority of independent directors. The Compensation Committee of the Board consists of three directors, all independent; as detailed in its report and the Compensation Discussion and Analysis appearing elsewhere in this proxy statement, the Compensation Committee reviews and evaluates the performance of all executive officers of the Company—including the Chief Executive Officer—and reports to the Board. The Audit Committee, which is comprised solely of independent directors, oversees the Company’s financial practices, regulatory compliance, accounting procedures and financial reporting functions. In addition, the Audit Committee is specially entrusted by law to pass on related party transactions and possible conflicts of interest, if any. Furthermore, as a regulated entity, any related party transactions are closely scrutinized by federal and state government agencies that regularly examine the Company. In the opinion of the Board of Directors, an independent chairman does not add any value to this already effective process.

Finally, all directors of the Company, including the Chairman, are bound by fiduciary obligations, imposed by law, to serve the best interests of the stockholders. Separating the offices of Chairman and Chief Executive Officer would not serve to enhance or diminish the fiduciary duties of any director of the Company.

The Board believes that the interests of the Company and its stockholders are best served at this time by the experienced leadership and decisive direction provided by a full-time Chairman and Chief Executive Officer, subject to oversight by the Company’s independent directors. The Board—and the Company—is strengthened by the presence of Mr. Hale, who provides strategic, operational, and technical expertise, broad vision and a proven ability to lead the Company to the successes it has experienced. The Board believes that success is promoted by active and independent directors and loyal and hard-working executives who act consistently with a strong set of corporate governance ethics, rather than a particular Board structure. The Board believes that it needs to retain the ability to balance board structure with the flexibility to determine board leadership.

The Board believes therefore, that this proposal is not in the best interest of the Company or its stockholders and unanimously recommends a vote AGAINST approval of the proposal to separate the office of Chairman and Chief Executive Office, and the accompanying proxy will be so voted, unless a contrary specification is made.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stegman & Company performed the audit of the Company’s financial statements for the year ended December 31, 2006, and the Audit Committee has appointed Stegman & Company to be the Company’s Independent Registered Public Accounting Firm for the fiscal year ended December 31, 2007. A representative of Stegman & Company will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire, and will answer appropriate questions directed to them relating to their audit of the Company’s consolidated financial statements.

PRINCIPAL AUDITOR FEES AND SERVICES

Audit and Non-Audit Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Stegman & Company in 2006 and 2005:

Services Performed	2006	2005
Audit Fees (1)	$164,250	$134,750
Audit-Related Fees (2)	12,000	9,500
Tax Fees (3)	12,000	13,250
All Other Fees	0	0
Total Fees	$188,250	$157,500

(1)          Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements, including the audit of internal controls over financial reporting, and review of the financial statements included in the Company’s 10-Q and 10-K filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)          Audit-related fees are fees for services performed by Stegman & Company that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes auditing the Company’s 401(k) plan and, review of various registration statements.

(3)          Tax fees are fees for professional services performed by Stegman & Company with respect to tax compliance, tax preparation, tax advice and tax planning in 2005 and 2006.

Pre-Approval of Audit and Non-Audit Services

In 2003, the SEC adopted a rule pursuant to the federal Sarbanes-Oxley Act of 2002 that, except with respect to certain de minimis non-audit services, as defined in Section 10A(i)(1) of the Exchange Act, requires Audit Committee pre-approval of audit and non-audit services provided by the Company’s independent auditors. In recognition of this responsibility, the following provision is included in the Audit Committee’s charter: “In carrying out [its] responsibilities, the Committee will  . . . pre-approve all audit and permitted non-audit services in accordance with Section 202 of the [Sarbanes-Oxley] Act of 2002] and the SEC rules promulgated  thereunder.”  All of the services described above were pre-approved by the Audit Committee pursuant to this SEC rule. No fees were paid to the independent registered public accounting firm pursuant to the “de minimus” exception to the foregoing pre-approval policy.

AUDIT COMMITTEE CONSIDERATION

After due consideration, the Audit Committee has concluded that the provision by Stegman & Company of the non-audit services described above is not incompatible with the maintenance by Stegman & Company of its independence.

STOCKHOLDER PROPOSALS

Any stockholder desiring to present a proposal pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended to be included in the proxy statement and voted on by the stockholders at the Annual Meeting of Stockholders to be held in May 2008 must submit in writing proposals, including all supporting materials, to the Company at its principal executive offices no later than December 2, 2007 (120 days before the date of mailing based on this year’s proxy statement date) and meet all other requirements for inclusion in the proxy statement. Additionally, pursuant to the Company’s By-laws, if a stockholder intends to nominate a person for the election to the Company’s Board of Directors or present a proposal for business to be considered at the 2008 Annual Meeting of Stockholders but does not seek inclusion of the nomination or proposal in the Company’s proxy statement for such meeting, the Company must receive the nomination or proposal after December 2, 2007 and before January 1, 2008 for it to be considered timely received. If the notice of a stockholder nomination or proposal is not timely received, the Company will be authorized to exercise discretionary voting authority with respect to the nomination or proposal.

ANNUAL REPORT

THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, WHICH CONTAINS AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED  DECEMBER 31, 2006 IS ENCLOSED HEREWITH. THIS FORM 10-K MAY ALSO BE OBTAINED WITHOUT CHARGE BY VISITING THE COMPANY’S WEBSITE (WWW.1STMARINERBANK.COM) UPON A WRITTEN REQUEST DIRECTED TO EUGENE A. FRIEDMAN, SECRETARY, FIRST MARINER BANCORP, 1501 SOUTH CLINTON STREET, BALTIMORE, MARYLAND 21224.

OTHER MATTERS

The Board of Directors knows of no other business to be presented for action at the Meeting, but if any other business should properly come before the Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting there under in their discretion.

By Order of the Board of Directors,
Eugene A. Friedman
SECRETARY

ANNUAL MEETING OF STOCKHOLDERS OF

FIRST MARINER BANCORP

May 1, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

// Please detach along perforated line and mail in the envelope provided. //

20430000000000000000 8                                                                                            050107

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	Election of Directors:			2.	Proposal by a stockholder regarding the	☐	☐	☐
separation of the positions of Chairman of
		NOMINEES:			the Board and Chief Executive Officer.
☐	FOR ALL NOMINEES	O Edith B. Brown O George H. Mantakos	(Term Expiring 2010) (Term Expiring 2010)
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Michael R. Watson O Hector Torres	(Term Expiring 2010) (Term Expiring 2010)		The Board of Directors recommends a vote AGAINST proposal 2. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

INSTRUCTION: The withholding of a vote will be counted as a vote against a nominee. To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

					I plan to attend the meeting.	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FIRST MARINER BANCORP

ANNUAL MEETING OF STOCKHOLDERS

MAY 1, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of First Mariner Bancorp (the “Company”) hereby appoints Dennis Finnegan and Eugene A. Friedman and each of them acting singly, with full power of substitution, the attorneys and proxies of the undersigned and authorizes them to represent and vote on behalf of the undersigned as designated all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 1, 2007 and at any adjournment or postponement of such meeting for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees, if any of the named nominees for Director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If this proxy is returned without direction being given, this proxy will be voted FOR proposal 1 and AGAINST proposal 2. The undersigned acknowledges receipt of the Company’s 2006 Annual Report and the Notice of the Annual Meeting of the Company.

(Continued and to be signed on the reverse side.)

COMMENTS:

14475